Exhibit 107

Calculation of Filing Fee Tables
FORM S-1
(Form Type)
ARTEMIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01	Rule 457(c)	15,232,243 (4)	$1.88	$28,636,616.8	$0.0000927	$2,654.61
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$28,636,616.8		$2,654.61
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$2,654.61

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Common Stock, par value $0.01 (the “Common Stock”), issuable upon the exercise of the warrants, that are registered hereby also include an indeterminate number of additional Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Stock, as reported by OTC Markets Group Inc. on September 20, 2022.

(3)	The Registrant will not receive any proceeds from the sale of its Common Stock by the selling stockholders.
(4)	All 15,232,243 Common Stock are to be offered for resale by the selling stockholders named in the prospectus contained in this Registration Statement on Form S-1.